UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            Spectranetics Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    84760C107
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 12 Pages

-------------------                                           ------------------
CUSIP No. 84760C107                   13G                     Page 2 of 12 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Aeneas Venture Corporation
--------------------------------------------------------------------------------
                                                                (a)          [ ]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)          [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                   0 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                    ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                      0 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                              ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       0 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 12 Pages

                                  SCHEDULE 13G


Item 1(a)   Name of Issuer:
                 Spectranetics Corporation

     1(b)   Address of Issuer's Principal Executive Offices:
                 96 Tallamine Court
                 Colorado Springs, CO 80907

Item 2(a)   Name of Person Filing:
                    Aeneas Venture Corporation

     2(b)   Address of Principal Business Office or, if none, Residence:
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, MA  02210

     2(c)   Citizenship:
                    Delaware

     2(d)   Title of Class of Securities:
                    Common Stock

     2(e)   CUSIP Number:
                    84760C107

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entity filing is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4      Ownership:

     4(a)   Amount beneficially owned:
                    0 shares

     4(b)   Percent of Class:
                    0%

     4(c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:
                    0 shares

            (ii) shared power to vote or to direct the vote:
                    ---------

                               Page 3 of 12 Pages

            (iii) sole power to dispose or to direct the disposition of:
                    0 shares

            (iv) shared power to dispose or to direct the disposition of:
                    --------

Item 5      Ownership of Five Percent or Less of a Class:
                    This statement is being filed to report the fact that as of February 28, 1995 the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    Not Applicable.

Item 8      Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9      Notice of Dissolution of Group:
                    Not Applicable.

Item 10     Certification:

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                              AENEAS VENTURE CORPORATION


                                              By:  /s/ Tami E. Nason
                                                 -------------------------------
                                                Name:  Tami E. Nason
                                                Title: Authorized Signatory
June 9, 1997

            Pursuant to Rule 101(a)(2)(ii) of regulation S-T, attached hereto as Exhibit A and Exhibit B to this Schedule 13-A is a copy of the initial Schedule 13-G and all amendments thereto.

                               Page 4 of 12 Pages

3203081.02

                                                                       Exhibit A
                                                                       ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*


                            Spectranetics Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    84760C107
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 5 of 12 Pages

3203081.02

-------------------                                           ------------------
CUSIP No. 84760C107                   13G                     Page 6 of 12 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Aeneas Venture Corporation
--------------------------------------------------------------------------------
                                                                (a)          [ ]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)          [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                   956,712 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                    ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                      956,712 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                              ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       956,712 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       9.83%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 Pages

3203081.02

                                  SCHEDULE 13G
                                  ------------

Item 1(a)   Name of Issuer:
                    Spectranetics Corporation

     1(b)   Address of Issuer's Principal Executive Offices:
                    96 Tallamine Court
                    Colorado Springs, CO  80907

Item 2(a)   Name of Person Filing:
                    Aeneas Venture Corporation

     2(b)   Address of Principal Business Office or, if none, Residence:
                    Aeneas Venture Corporation
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, Massachusetts 02210

     2(c)   Citizenship:
                    Delaware

     2(d)   Title of Class of Securities:
                    Common Stock

     2(e)   CUSIP Number:
                    84760C107

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entity filing is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4(a)   Amount beneficially owned:
                    956,712 shares

     4(b)   Percent of Class:
                    9.83%

     4(c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:
                    956,712 shares

            (ii)  shared power to vote or to direct the vote:
                    ---

            (iii) sole power to dispose or to direct the disposition of:
                    956,712 shares

            (iv)  shared power to dispose or to direct the disposition of:
                    ---

Item 5      Ownership of Five Percent or less of a Class:

                               Page 7 of 12 Pages

3203081.02

                    Not Applicable

Item 6      Ownership of more than Five Percent on behalf of another person:
                    Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
                    Not Applicable

Item 8      Identification and Classification of Members of the Group:
                   Not Applicable

Item 9      Notice of Dissolution of Group:
                    Not Applicable

Item 10     Certification:

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                               AENEAS VENTURE CORPORATION



                                               By:   /s/ Verne O. Sedlacek
                                                  ------------------------------
                                                  Name:  Verne O. Sedlacek
                                                  Title: Vice President



February 10, 1993


                               Page 8 of 12 Pages

3203081.02

                                                                       Exhibit B
                                                                       ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Spectranetics Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    84760C107
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 9 of 12 Pages
3203081.02

-------------------                                         ------------------
CUSIP No. 84760C107                   13G                   Page 10 of 12 Pages
-------------------                                         ------------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Aeneas Venture Corporation
--------------------------------------------------------------------------------
                                                                (a)          [ ]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)          [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                   911,712 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                    ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                      911,712 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                              ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       911,712 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       9.3%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 12 Pages

3203081.02

                                  SCHEDULE 13G
                                  ------------
                                 Amendment No. 1

Item 1(a)   Name of Issuer:
                    Spectranetics Corporation

     1(b)   Address of Issuer's Principal Executive Offices:
                    96 Tallamine Court
                    Colorado Springs, CO  80907

Item 2(a)   Name of Person Filing:
                    Aeneas Venture Corporation

     2(b)   Address of Principal Business Office or, if none, Residence:
                    Aeneas Venture Corporation
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, Massachusetts 02210

     2(c)   Citizenship:
                    Delaware

     2(d)   Title of Class of Securities:
                    Common Stock

     2(e)   CUSIP Number:
                    84760C107

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entity filing is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4(a)   Amount beneficially owned:
                    911,712 shares

     4(b)   Percent of Class:
                    9.3%

     4(c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:
                     911,712 shares

            (ii)  shared power to vote or to direct the vote:
                     ---

            (iii) sole power to dispose or to direct the disposition of:
                     911,712 shares

            (iv)  shared power to dispose or to direct the disposition of:
                     ---


                               Page 11 of 12 Pages

3203081.02

Item 5      Ownership of Five Percent or less of a Class:
               Not Applicable

Item 6      Ownership of more than Five Percent on behalf of another person:
               Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
               Not Applicable

Item 8      Identification and Classification of Members of the Group:
               Not Applicable

Item 9      Notice of Dissolution of Group:
               Not Applicable

Item 10     Certification:

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                               AENEAS VENTURE CORPORATION



                                               By:   /s/ Verne O. Sedlacek
                                                  ------------------------------
                                                  Name:  Verne O. Sedlacek
                                                  Title: Treasurer


February __, 1994


                               Page 12 of 12 Pages
3203081.02